EXHIBIT 23.1

DAVIDSON & COMPANY LLP

Chartered Accountants    A Partnership of Incorporated Professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Midway Gold Corp. of our report dated July 24, 2006 relating to the consolidated financial statements of Pan-Nevada Gold Corporation (formerly Castleworth Ventures Inc.), which appears in the Registration Statement on Form S-1/A (as amended) and the related prospectus for Midway Gold Corp., for the registration of shares of Midway Gold Corp.

/s/ Davidson & Company LLP

Vancouver, Canada

Chartered Accountants

 January 22, 2008

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947  Fax (604) 687-6172